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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                              (Amendment No. 1)*

                       KELLER MANUFACTURING COMPANY, INC.
                                (Name of Issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of Class of Securities)

                                   48767A 10 9
                                 (CUSIP Number)


                               September 19, 2003
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  [ ]      Rule 13d-1(b)
                  [X]      Rule 13d-1(c)
                  [ ]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G
                              CUSIP NO. 48767A 10 9
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(1)      Names of Reporting Persons...........................J. David Grissom

         I.R.S. Identification Nos. of
         Above Persons (entities only).........................

(2)      Check the Appropriate Box
         if a Member of a Group
         (See Instructions).............................(a) [ ]
                                                        (b) [ ]

(3)      SEC Use Only. . . . . . . . . . . . .

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION.............................U.S.

Number of Shares Beneficially
Owned by Each Reporting Person
With:

         (5)      Sole Voting Power................................483,500
         (6)      Shared Voting Power....................................0
         (7)      Sole Dispositive Power...........................483,500
         (8)      Shared Dispositive Power...............................0

(9)      Aggregate Amount Beneficially
         Owned by Each Reporting Person............................483,500

(10)     Check if the Aggregate Amount
         in Row (9) Excludes Certain
         Shares (See Instructions).........................................[ ]

(11)     Percent of Class Represented
         by Amount in Row 9                                             9.34%

(12)     Type of Reporting Person (See
         Instructions)......................................................IN


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                                  SCHEDULE 13G
                              CUSIP NO. 48767A 10 9
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ITEM 1(a).  NAME OF ISSUER:

     Keller Manufacturing Company, Inc.


ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

     701 N. Water Street
     Corydon, IN 47112


ITEM 2(a).  NAME OF PERSON FILING:

     J. David Grissom


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
RESIDENCE:

     Suite 2000
     4969 U.S. Highway 42
     Louisville, KY 40222


ITEM 2(c).  CITIZENSHIP:

     U.S.


ITEM 2(d).  TITLE OF CLASS OF SECURITIES:

     Common Stock


ITEM 2(e).  CUSIP NUMBER:

     48767A 10 9



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                                  SCHEDULE 13G
                              CUSIP NO. 48767A 10 9
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ITEM 3. IF THIS  STATEMENT  IS  FILED  PURSUANT  TO  SECTIONS  240.13d-1(b)   OR
240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [ ] Broker or Dealer  registered  under  section 15 of the Act
                      (15 U.S.C. 78o).

         (b)      [ ] Bank as defined  in Section  3(a)(6) of the Act (15 U.S.C.
                      78c).

         (c)      [ ] Insurance  Company as defined in Section  3(a)(19) of the
                      Act (15 U.S.C. 78c).

         (d)      [ ] Investment  Company  registered  under  Section  8 of the
                      Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e)      [ ] An  investment   adviser  in  accordance   with  Section
                      240.13d-1(b)(1)(ii)(E).

         (f)      [ ] An employee  benefit plan or endowment  fund in accordance with Section 240.13d-1(b)(1)(ii)(F).

         (g)      [ ] A parent  holding  company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G).

         (h)      [ ] A savings  association  as defined in Section  3(b) of the
                      Federal Deposit Insurance Act (12 U.S.C. 1813).

         (i)      [ ] A church plan that is excluded  from the  definition of an
                      investment   company   under  Section   3(c)(14)  of   the
                      Investment Company Act of 1940 (15 U.S.C. 80a-3).

         (j)      [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Section 240.13d-1(c), check this box. [X]


ITEM 4.  OWNERSHIP.

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


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                                  SCHEDULE 13G
                              CUSIP NO. 48767A 10 9
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         (a)  Amount Beneficially Owned:  483,500

         (b)  Percent of Class:  9.34%

         (c) Number of shares as to which the person has:

                  (i) Sole power to vote or to direct the vote

                      483,500


                 (ii) Shared power to vote or to direct the vote

                      0


                (iii) Sole power to dispose or to direct the disposition of

                      483,500


                 (iv) Shared power to dispose or to direct the disposition of

                      0

Instruction.          For  computations  regarding  securities  which  represent
                      a right  to   acquire  an  underlying security see Section
                      240.13d-3(d)(1).



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                                  SCHEDULE 13G
                              CUSIP NO. 48767A 10 9
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ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
         PERSON.

         If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

         Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
         HOLDING COMPANY.

         If a parent holding company has filed this Schedule, pursuant to Rule 13d-1(b)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company has filed this Schedule pursuant to Rule 13d-1(c), attach an exhibit stating the identification of the relevant subsidiary.

         Not applicable.

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                                  SCHEDULE 13G
                              CUSIP NO. 48767A 10 9
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ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
         GROUP.

         If  a    group   has   filed   this  Schedule   pursuant   to   Section
240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this Schedule pursuant to Section 240.13d-1(d), attach an exhibit stating the identity of each member of the group.

         Not applicable.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

         Not applicable.


ITEM 10. CERTIFICATION.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transacton having that purpose or effect.



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                                  SCHEDULE 13G
                              CUSIP NO. 48767A 10 9
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                                   SIGNATURE.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




October 1, 2003                      /S/ PATRICK W. MATTINGLY
                                     J. David Grissom by Patrick W. Mattingly,
                                     as Attorney-in-Fact pursuant to a Power
                                     of Attorney, dated September 2nd, 2003
                                     incorporated by reference to Schedule 13-G
                                     with respect to Keller Manufacturing, Inc.
                                     filed by J. David Grissom with the
                                     Securities and Exchange Commission on
                                     September 4, 2003.




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